ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20120205516-44
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/23/2012 4:44 PM
	Entity Number E0430362006-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Nyxio Technologies Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

3. The Corporation shall have authority to issue a total of one hundred twenty-one million two hundred thirteen thousand six hundred twenty-two (121,213,622) shares of capital stock, consisting of: (1) one hundred twenty-one million two hundred twelve thousand one hundred twenty-two (121,212,122) shares of Common Stock, par value $0.001 per share, and (2) one thousand five hundred (1,500) shares of Preferred Stock, par value $0.01 per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate of designation pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences, restrictions and other matters relating to each series of Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

54.99%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SAC 442,159,723